Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 29, 2014 and effective as of the Effective Time (as defined below), pursuant to Section 18-209 of the Delaware Limited Liability Company Act (the “Delaware Act”) and Section 264 of the Delaware General Corporation Law (the “DGCL”), is made and entered into by and among Parsley Energy Employee Holdings, LLC, a Delaware limited liability company (“MergerCo”) and Parsley Energy, Inc., a Delaware corporation (“Parsley,” and together with MergerCo, the “Parties”).

RECITALS

WHEREAS, the board of managers of Parsley Energy, LLC has adopted by written consent resolutions recommending and approving this Agreement and the Merger (as defined below in Section 3 hereof) upon the terms and conditions hereinafter set forth; and

WHEREAS, the holders of a majority of the limited liability company interests in MergerCo have voted to approve this Agreement and the Merger upon the terms and conditions hereinafter set forth; and

WHEREAS, the board of directors of Parsley has adopted resolutions declaring advisable and approving this Agreement and the Merger upon the terms and conditions hereinafter set forth; and

WHEREAS, the Parties desire to enter into this Agreement to set forth the terms and conditions upon which the Merger shall take place.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the purpose of prescribing the terms and conditions of the Merger and the mode of carrying the same into effect, the Parties hereby covenant and agree as follows:

AGREEMENTS

1. Effective Time. The Merger shall become effective upon the filing of the Certificate of Merger, in substantially the form of the Certificate of Merger attached hereto as Annex A, with the Secretary of State of the State of Delaware, or at such later date specified in such Certificate of Merger (such time being referred to herein as the “Effective Time”).

2. Name; Type of Entity; Jurisdiction. The name, type of entity and jurisdiction of formation of the parties to the Merger are as follows:

Name of Entity	Type of Entity	Jurisdiction of Formation

Parsley Energy Employee Holdings, LLC	Limited Liability Company	Delaware

Parsley Energy, Inc.	Corporation	Delaware

3. Merger. In accordance with Section 18-209 of the Delaware Act and Section 264 of the DGCL, and subject to and upon the terms and conditions of this Agreement, MergerCo shall, at the Effective Time and in accordance with Section 4 hereof, be merged with and into Parsley, the separate organizational existence of MergerCo shall cease and Parsley shall continue as the surviving entity (the “Merger”). Parsley, as the entity surviving the Merger (the “Surviving Entity”), shall continue its existence as a corporation under the laws of the State of Delaware.

4. Conversion of Ownership Interests. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any membership interests of MergerCo (“Membership Interests”):

a.	Each outstanding Membership Interest (i) issued on June 11, 2013 shall be converted into 0.72 shares of Parsley’s Class A common stock, par value $0.01 per share (the “Class A common stock”), (ii) issued on June 11, 2013 shall be converted into 0.67 shares of Class A common stock, (iii) issued on November 1, 2013 shall be converted into 0.62 shares of Class A common stock and (iv) issued on April 1, 2014 shall be converted into 0.56 shares of Class A common stock.

b.	No certificates representing fractional shares of Class A common stock shall be issued in connection with the conversion described herein. Parsley may, in lieu of delivering such fractional Class A common stock, elect, in its sole discretion, (on a stockholder by stockholder basis) to (i) pay an amount in cash to the holder of such fractional Membership Interest equal to the same fraction of the price per share of each Class A common stock of $18.50, (ii) round the total shares delivered up to the next highest round number of Class A common stock, or (iii) round the total shares delivered down to the previous round number of Class A common stock.

5. Effect of the Merger. At and after the Effective Time, the Merger will have the effects set forth in Section 18-209 of the Delaware Act and Section 264 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all property, rights, privileges, powers and franchises of MergerCo shall be vested in Parsley, and all debts, liabilities and duties of MergerCo shall become the debts, liabilities and duties of Parsley.

6. Amendment. At any time prior to the Effective Time, this Agreement may, to the extent permitted by the Delaware Act and the DGCL, be supplemented, amended or modified by the mutual written consent of the Parties.

7. Constituent Documents of the Surviving Entity. At the Effective Time, upon the Merger becoming effective, Parsley’s Amended and Restated Certificate of Incorporation, as filed May 29, 2014 with the Secretary of State of the State of Delaware, shall be and will constitute the certificate of incorporation of the Surviving Entity until amended in the manner provided by law, and the Amended and Restated Bylaws of Parsley, dated as of May 29, 2014, shall be and will constitute the bylaws of the Surviving Entity until amended in the manner provided by law.

8. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

9. Governing Law. This Agreement shall be governed by and construed and enforced under the laws of the State of Delaware.

10. Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Annexes hereto and the documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the Parties any rights or remedies hereunder.

11. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

12. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

SURVIVING ENTITY:	PARSLEY ENERGY, INC.

	By:	/s/ Bryan Sheffield
	Name:	Bryan Sheffield
	Title:	President, Chief Executive Officer and Chairman of the Board

MERGING ENTITY:	PARSLEY ENERGY EMPLOYEE HOLDINGS, LLC

	By:	/s/ Bryan Sheffield
	Name:	Bryan Sheffield
	Title:	Manager

Signature Page to Agreement and Plan of Merger

ANNEX A

FORM OF CERTIFICATE OF MERGER OF

PARSLEY ENERGY EMPLOYEE HOLDINGS, LLC

WITH AND INTO

PARSLEY ENERGY, INC.

Pursuant to Section 18-209 of the Delaware Limited Liability Company Act (the “Delaware Act”) and Section 264 of the Delaware General Corporation Law (the “DGCL”), the undersigned corporation submits the following Certificate of Merger adopted for filing and hereby certifies that:

FIRST: The name and state of domicile of each of the constituent entities is as follows:

Name of Entity	Type of Entity	Jurisdiction of Formation
Parsley Energy Employee Holdings, LLC	Limited liability company	Delaware
Parsley Energy, Inc.	Corporation	Delaware

SECOND: An Agreement and Plan of Merger (the “Plan of Merger”) providing for the merger (the “Merger”) of Parsley Energy Employee Holdings, LLC, a Delaware limited liability company (“MergerCo”), with and into Parsley Energy, Inc., a Delaware corporation (“Parsley”), has been approved, adopted, certified, executed and acknowledged in accordance with the provisions of Section 18-209 of the Delaware Act and Section 264 of the DGCL by each of the constituent entities.

THIRD: Parsley shall be the surviving company after the Merger (the “Surviving Company”). The name of the Surviving Company is Parsley Energy, Inc.

FOURTH: The Merger is to become effective upon filing of this certificate.

FIFTH: The Amended and Restated Certificate of Incorporation of Parsley, as filed May 29, 2014 with the Secretary of State of the State of Delaware, shall be and will constitute the certificate of incorporation of the Surviving Company.

SIXTH: The executed Plan of Merger is on file at: 500 W. Texas Ave., Tower I, Suite 200, Midland, Texas 79701, the principal place of business of the Surviving Company.

SEVENTH: A copy of the Plan of Merger will be furnished by the Surviving Company, upon request and without cost, to any shareholder of any constituent corporation or any member of any constituent limited liability company.

[Signature page follows]

IN WITNESS WHEREOF, Parsley has caused this Certificate of Merger to be signed by a duly authorized officer thereof, on the 29th day of May, 2014.

PARSLEY ENERGY, INC.

By:
Name:	Bryan Sheffield
Title:	President and Chief Executive Officer and Chairman of the Board